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Exhibit 10.16

MASTER AGREEMENT FOR PRODUCTS AND SERVICES

        This Master Agreement for Products and Services ("Agreement") is entered into effective as of the 14th day of May 2004 ("Effective Date"), by and between E.F. Johnson Company located at 1440 Corporate Dr., Irving, TX 75038 ("Johnson") and McDonald Technologies International Inc., a Texas corporation located at 1920 Diplomat Drive, Farmers Branch, Texas 75234 ("Supplier"). (Johnson and Supplier are, collectively, referred to as the "Parties" or individually, as a "Party.")

        Johnson and Supplier, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

ARTICLE 1—GENERAL TERMS AND CONDITIONS

1.1
Supplier shall be the preferred vendor of the Products for Johnson. Although this Agreement is solely between Johnson and Supplier, Supplier acknowledges and agrees that:

1.1.1
Johnson's Affiliates shall have the right to issue Purchase Orders to purchase Products and Services in accordance with the terms of this Agreement;

1.1.2
any and all pricing that is offered to Johnson shall be made available to Johnson's Affiliates who are purchasing Products for use on a project of Johnson and/or its Affiliates; and

1.1.3
Products purchases by Johnson's Affiliates shall be eligible for the same Price(s) per Product as offered to Johnson.

1.2
Supplier understands that future Purchase Orders are based on current performance and that, notwithstanding the pricing adjustment provisions set forth in Exhibit B, Supplier's total installed cost and performance must remain competitive with that of other manufacturers and suppliers. Johnson will notify Supplier in the event total installed cost and performance become non-competitive via the Joint Process Improvement team.

1.3
Upon request by Johnson, Supplier shall give Johnson, or its designated representatives, free entry during normal business hours to those parts of Supplier's premises involved in the manufacturing and distribution of the Products supplied under this Agreement ("Product Premises") and allow Johnson personnel ("Johnson Resident Personnel") to use the Product Premises, without cost, to determine whether the Products to be delivered under this Agreement are being delivered in accordance with the Manufacturing Data provided pursuant to this Agreement. Johnson shall conduct all tests and inspections in a manner that avoids unreasonable interference with the operation of Supplier's business. Johnson's inspection and testing shall not excuse or reduce Supplier's duty to comply with Johnson's Manufacturing Data or the Product Warranties.

1.4
Notwithstanding Supplier's preferred vendor status, Johnson and Supplier will continue to work together to maintain and improve upon a mutually satisfactory relationship for the sale and purchase of the Products pursuant to this Agreement. To this end, Johnson and Supplier agree to form a Joint Process Improvement Team composed of Johnson and Supplier representatives (the "JPI Team"), to undertake the following initiatives:

1.4.1
Define and measure performance and savings criteria; and

1.4.2
Identify and develop opportunities to improve the business process, including processes associated with direct shipment to Johnson's customers.

ARTICLE 2—MANUFACTURING

2.1
Supplier and Johnson agree to work together to transfer to Supplier, as quickly as possible, the responsibility to supply Products and to provide Services to Johnson, in phases, with priorities and within the designated time periods (respectively, "Transfer Completion" and "Completion Dates") as follows:

				COMPLETION DATES
Phase	Priority	Products and Services	Transfer Plan Prepared	First Articles Shipped by Supplier to Johnson	First Production Run Shipped	Transfer Completion
A	1	Sub-assemblies for 5100 series projects	Within 1 week after the Effective Date	As per the Transfer Plan with first articles for at least one product to be shipped within 6 weeks after the Effective Date (Johnson to promptly test and respond within a target of 2 weeks or less ("First Article Acceptance"))	Within 3 weeks after the First Article Acceptance	Within 12 weeks after the first production run shipped ("Product Transfer Completion")
	2	Sub-assemblies for 5300 series projects	2 weeks after the Effective Date	As per the Transfer Plan with first articles for at least one product to be shipped within 12 weeks after the Effective Date	Within 3 weeks after the First Article Acceptance	Within 12 weeks after the first production run shipped
	3	Sub-assemblies for Infrastructure Family (includes 2600 series) projects	8 weeks after the Effective Date	As per the Transfer Plan with first articles for at least one product to be shipped within 26 weeks after the Effective Date	Within 3 weeks after the First Articles Acceptance	Within 12 weeks after the first production run shipped
B	5	Final Product — Test services and box-level assembly for all aforementioned products		October 31, 2004	Not later than November 30, 2004	January 31, 2005
C	6	Final integration and direct-ship services for all projects		n/a	Not later than December 31, 2004	February 28, 2005
2.2
Supplier and Johnson acknowledge and agree that the timeline presented in this chart is subject to and conditioned upon the later to occur of the availability of the Initial Inventory and the availability of those Component Parts requiring long lead times which are initially agreed to be four (4) weeks ("Long-lead Components").

ARTICLE 3—PRICES AND PAYMENTS

3.1
Prices—Initial prices for the above 5100, 5300, and 2600 subassemblies and final assemblies are set out in Exhibit A with which the initial Purchase Orders shall be consistent ("Initial Purchase Price"). The Initial Purchase Price(s) will be updated from time-to-time, by written quotations provided by Supplier to Johnson from time-to-time, with Johnson having no obligation to purchase any quoted Product or Service. The Parties will use their best efforts to cause Exhibit A to summarize the then current agreed prices for all Products and continuing Services. Purchase Orders shall be consistent with the Initial Purchase Price, as amended, and all prices shall be stated in US dollars and shall be exclusive of any and all transportation charges, all of which shall be the responsibility of Johnson.

3.2
Price Adjustments—Commencing six (6) months after the Effective Date of this Agreement and thereafter during each quarter of each year of the Term of this Agreement, Supplier shall review with Johnson the prices of at least 25% of the Products such that each Product shall have its price reviewed at least annually. Prices shall also be reviewed timely, and as reasonably required, for a Product or Service in the event that:

3.2.1
Johnson issues an Engineering Change Request ("ECR") in connection with such Product;

3.2.2
A part in the bill of materials ("BOM") specified by Johnson or raw materials ("Raw Materials) (together, BOM and Raw Materials are referred to as "Component Parts") for use in such Product becomes not commercially available or is rendered obsolete by the passage of time, by "POCN" in conjunction with a approved ECR ("Obsolete Component Parts"), and the replacement for the Obsolete Component Part has a cost variance of ten percent (10%) or more ("Significant Cost Variance") to Supplier than the prior cost of the Obsolete Component Part.

3.2.3
A Component Part for use in such Product incurs a Significant Cost Variance to Supplier or has a Significant Cost Variance different from the prior cost of the respective Component Part;

3.2.4
The Twelve Month Forecast (defined in 6.3 below) of annual volumes for such Product or Service when compared to the Four Month Purchase Orders (defined in 6.2 below) changes by more than twenty percent (20%) (or other amount that both Parties agree is significant); and/or

3.2.5
Johnson requests a change to the minimum order quantity ("MOQ") for such Product.

  If Product or Service costs change as indicated above, Supplier shall review with Johnson the Purchase Price(s) of each Product or Service on a prospective basis prior to the next scheduled price review or otherwise on an "as required"

  basis. Supplier agrees to cooperate with Johnson to achieve Johnson's ongoing cost reduction plans and initiatives, and shall use their best efforts to achieve Johnson cost reduction targets.

3.3
Allocation and Rescheduling—Pricing is based on standard sourcing of components available in the electronics industry. If any Component Parts are placed on allocation resulting in a Significant Cost Variance to Supplier, or if a Significant Cost Variance is incurred to procure Component Parts to meet changes in Johnson's forecast, including but not limited to a Delivery Date Push (defined in 6.7 below) such additional cost shall be paid by Johnson. Supplier shall keep Johnson advised of any Significant Cost Variance, and provide reasonable substantiation for any Significant Cost Variance, that may arise from the occurrence of the events described in this Article and shall obtain Johnson's written approval prior to incurring any such Significant Cost Variance

3.4
Unique Tooling, Fixtures and Equipment—Johnson agrees to provide to Supplier or, in some cases pay for rather than provide, any unique tooling, unique fixtures or unique equipment acquired or manufactured to meet Johnson's Product or Service requirements ("Special Items"). Special Items may include unique in-circuit test equipment, functional test equipment, special component tooling, special assembly tooling, solder paste stencils, wave solder platens, re-useable packaging and/or similar items. Supplier will notify Johnson of Special Items required as a result of any forecasts or Purchase Orders placed by Johnson and the associated cost of such Special Items and will obtain Johnson's approval before acquiring such Special Items. Within ten (10) days following the date on which Johnson approves the acquisition of such Special Items, Johnson shall, at its election, either provide Supplier with such Special Items or shall provide a Purchase Order for such Special Items. Special Items purchased or provided by Johnson shall be marked with ownership tags furnished by Johnson. All Special Items provided by or paid for by Johnson ("Johnson Special Items") shall be: (i) owned exclusively by Johnson; (ii) used solely and exclusively to manufacture the Products or to provide the Services; (iii) surrendered by Supplier and shipped to Johnson at Johnson's designated facility and expense upon the Termination of this Agreement, provided that Johnson is not then in default under Article 8.3.2; and (iv) fully insured by Johnson; and; (v) maintained (e.g. calibration, etc.) in good repair by Supplier at Supplier's expense. Supplier shall not encumber the Special Items or assign, convey, mortgage or transfer any right or interest in the Special Items and Supplier agrees to execute and deliver any evidence of title, bill of sale, assignment or other document or take any other action which Johnson may require in order to evidence Johnson's rights under this Article.

3.5
Payment Terms—Payment shall be consistent with the prices set forth in the Purchase Order (as the Purchase Price may be adjusted with respect to any Engineering Change Request ("ECR") (described below)) for Product shipped to Johnson or its designee ("Build to Ship") or shipped to Johnson on-site stock at Supplier's Facility ("Build to Stock") (shipment either to Build to Ship or Build to Stock is referred to as "Shipment Date"). Invoices will be issuable by Supplier on the Shipment Date of the corresponding Product(s) and shall be due and payable thirty (30) days after the actual Shipment Date.

3.6
Disputed Items—In the event that an Invoice is disputed by Johnson for reasons unrelated to Product Warranty, Johnson shall notify Supplier within twenty (20) days of receipt of such disputed Invoice and thereafter both Parties agree to use their best efforts to resolve the dispute in a timely fashion.

ARTICLE 4—ENGINEERING CHANGE ORDERS

4.1
Engineering Change Orders—Johnson may initiate or Supplier may request Johnson to submit an ECR consistent with the following procedures:

4.1.1
Johnson shall notify Supplier of the ECR in writing, together with sufficient documentation for the changes to enable Supplier to implement the ECR.

4.1.2
Upon receipt of a written ECR, Supplier shall timely perform an ECR impact analysis and forward it to Johnson. The ECR impact statement shall include, but is not necessarily limited to increase/decrease in Purchase Price, Delivery Date change, the Product status and cost effect, if any, on Component Parts, BOM, Stock, WIP and in-transit Products. Supplier shall also confirm the effectivity dates on the ECR impact sheet. Supplier will have the option to charge Johnson rework expenses for all Products that are required by Johnson to be modified to the latest ECR revision. In case of such rework, Supplier may request a Bill-and-Hold Order (which request shall not be unreasonably denied by Johnson) for the affected Products and may, upon granting of such order, issue a Bill-and Hold Invoice as provided in this Agreement. If any Stock cannot, within a reasonable determination of Supplier, be expected to be used within ninety days of the ECR impact statement, then the Parties shall treat such Stock as unusable Stock following a POCN and Johnson will complete a Stock Repurchase as provided in this Agreement at cost plus Overhead Costs (defined in 7.2 below). No ECR shall become implemented into a manufacturing process until each Party has agreed in writing to such changes or modifications of the Products by completing the white and gold ECR copy approval process as stipulated above Purchase Order Change.

4.1.3
Upon receipt of the ECR impact statement, Johnson shall issue a POCN to reflect the new Purchase Price, revision level and Delivery Dates and shall issue such changes to the Manufacturing Data as to conform the Product

    Manufacturing Data to the ECR. Johnson will forward the POCN to Supplier's Coordinator for execution in accordance with standard Purchase Order procedures.

ARTICLE 5—MANUFACTURING DATA

5.1
Manufacturing Data—In this Agreement, "Manufacturing Data" means manufacturing information specifically used by Supplier for manufacturing the Products, including, but not limited to, placement files, material specifications, gerbers, bill of materials ("BOM"), test documentation, material vendor information, software used for programming and tuning the work product, firmware (including source code), manufacturing tooling designs unique and specific to Johnson, and prior manufacturing data.

5.2
Delivery of Manufacturing Data—Within sixty (60) days of Product Transfer Completion, Supplier, with the assistance of Johnson Resident Personnel, shall collect and deliver to Johnson Resident Personnel the Manufacturing Data. Supplier agrees that all such Manufacturing Data is the property of Johnson and will be timely updated with the assistance and upon the written request of Johnson Resident Personnel.

5.3
Storage of Manufacturing Data—Johnson shall store the Manufacturing Data in confidence in a safe deposit box or other similar container in a secure location suitable for safekeeping on the Product Premises.

5.4
Use of Manufacturing Data. Subject to and only upon the occurrence of a Release Event (defined below) or proper Termination of this Agreement, Johnson shall have the perpetual, exclusive world-wide right to reproduce, use, and modify the Manufacturing Data for the purposes of manufacturing, modifying, supporting, maintaining, marketing, distributing, and/or reproducing units or copies of the Products and Services.

5.4.1
"Release Event" shall mean an event of Default by Supplier that is not timely cured or the Termination of this Agreement as provided herein.

ARTICLE 6—ORDER AND DELIVERY

6.1
Purchase Orders and Shipments—Products and Services shall be purchased by Johnson issuing purchase orders that are consistent with and reference this Agreement and include descriptions, part numbers, revision levels, unit quantities, applicable prices ("Purchase Price"), and desired delivery dates ("Delivery Dates") (the "Purchase Orders"). Purchase Orders issued in accordance with this Agreement shall be deemed to be accepted when received by Supplier unless Johnson is in default of this Agreement and has not cured in accordance with Article 8. On or before the Delivery Date specified in the Purchase Order, Supplier shall ship the Product to the location identified in the Purchase Order, F.O.B. Supplier's facility in Farmers Branch, Texas ("Supplier's Facility"). A partial shipment of completed Subassembly Product is authorized only if Johnson is the sole supplier of certain Component Parts ("Customer Supplied Parts") and the Customer Supplied Parts are not timely delivered to complete all of the Product designated for a given Delivery Date, and in the absence of a written and delivered Bill and Hold Order (defined below). Supplier shall meet the delivery dates specified on the Purchase Orders but will not be held responsible for delays beyond its control, if Supplier promptly notifies Johnson, and provides to Johnson copies of the written third-party documentation that Supplier has received and that details the event, and/or circumstances that caused the delay.

6.2
Ordering Window—Upon signing this Agreement, Johnson shall issue Sub-assembly Purchase Orders to Supplier covering its Sub-assembly Product requirements for the immediately ensuing four months ("Four Month Sub-assembly Purchase Orders"). At the end of the first month of the Four Month Sub-assembly Purchase Orders, and within the first five (5) days of each succeeding month, Johnson shall deliver Purchase Orders to Supplier covering Johnson's Sub-assembly Product requirements, if any, for the fourth succeeding month, so that firm Sub-assembly Purchase Orders will be in place at all times for the then current month and the succeeding three (3) months. Upon the transfer of Final Product production, and on every consecutive Tuesday thereafter, Johnson shall issue Final Product Purchase Orders for the subsequent 30-day period, in accordance with Section 6.8.

6.3
Forecasts and Materials—Johnson shall, within thirty (30) days of signing this Agreement, provide Supplier a forecast detailing anticipated Product requirements for the succeeding twelve (12) month period ("Twelve Month Forecast") and shall, on a monthly basis, within the first five (5) days of each succeeding month, or more frequently, as needed, update the Twelve Month Forecast to provide a current, rolling twelve month estimate of Product requirements.

6.4
Quarterly Meetings—The Parties shall schedule and participate in quarterly joint management meetings to anticipate and resolve any problems, including, production scheduling, component allocation and acquisition, quality issues, and cost reduction strategies. Prior to the Quarterly meeting or as may be otherwise reasonably requested or required, Supplier shall furnish to Johnson an updated list of (1) all Non-Cancelable / Non-Returnable Component Parts ("NCNR"), Long-lead Components, and minimum buy Component Parts ("MinBuy") which must be procured by Supplier to ship the Product responsive to the Four Month Purchase Orders and which is reasonably required by

  Supplier to be able to ship pursuant to Johnson's Twelve Month Forecast and (2) all known or projected Obsolete Component Parts.

6.5
Minimum Order Quantity—Supplier and Johnson shall agree on the minimum order quantities ("MOQ") and minimum shipment quantities ("MSQ") for Products.

6.6
Sub-assembly Non-cancelable—Except as provided in Article 6.7, Purchase Orders issued by Johnson to Supplier are non-cancelable.

6.7
Accelerations in Sub-assembly Delivery Dates—Johnson may deliver a POCN that accelerates the Delivery Date of Product up to a maximum of ninety (90) days from the original Delivery Date, delivery of all or part of a Purchase Order, based on the following table ("Delivery Date Acceleration"). The maximum Delivery Date Acceleration is one hundred twenty (120) days before the original Delivery Date. For any POCN request that is in compliance with the time and corresponding quantity percentage listed in this Article 6.7 chart, Supplier shall use its best efforts to accommodate any accelerated Delivery Date requests made by Johnson, subject to Component Part availability, provided that Johnson pays for any pre-approved expedite fees, express freight charges, and/or incremental overtime directly related to the accelerated Delivery Date associated with the request.

Days Before Scheduled Delivery Date	Suppler Accelerated Commitment
0—30	0%
31—60	25%
61—90	50%
91—120	100%
> 120	No Acceleration Restrictions — Johnson may delay delivery of all or part of a Final Order Purchase Order, or otherwise cancel all or portion of that Purchase Order.

6.8
Sub-assembly Delays in Delivery Dates—Johnson may either deliver a POCN that delays the Delivery Date of such completed Product or otherwise requires that Supplier delay the Delivery Date of completed Product ("Bill and Hold Order") up to a maximum of ninety (90) days from the original Delivery Date or otherwise modify or cancel the quantity thereof, delivery of all or part of a Purchase Order, based on the following table ("Delivery Date Push"). The maximum Delivery Date Push is one hundred twenty (120) days after the original Delivery Date. For a POCN request that is in compliance with the time and corresponding quantity percentage listed this Article 6.7 chart, Supplier shall accommodate the accelerated Delivery Date requests made by Johnson, provided that Johnson pays for any pre-approved expedite fees, express freight charges, and/or incremental overtime directly related to the accelerated Delivery Date associated with the request. For any POCN request that is not in compliance with the time and corresponding quantity percentage listed this Article 6.7 chart, Supplier shall use its best efforts to accommodate any delay Delivery Date requests made by Johnson, subject to Material availability, provided that Johnson pays for any pre-approved expedite fees, express freight charges, and/or incremental overtime directly related to the delayed Delivery Date associated with the request.

Days Before Scheduled Delivery Date	Quantity Allowed to be Rescheduled
0—30	0%
31—60	0%
61—90	50%
91—120	100%
> 120	— Cancelable subject to Stock Repurchase (defined below)

6.9
Final Product Purchase Orders non-cancelable—Except as provided in Section 6.10, Purchase Orders for Final Products issued by Johnson to Supplier are non-cancelable.

6.10
Final Product Delays—Johnson may delay delivery of all or part of a Purchase Order for Final Products up to a maximum of 90 days from the originally agreed delivery date, based on the following table:

Days Before Scheduled Delivery Date	Quantity Allowed to be Rescheduled
0—30	0%
31+	No Restrictions — Johnson may delay delivery of all or part of a Final Order Purchase Order, or otherwise cancel all or portion of that Purchase Order.
6.11
Completed Products Delays—Products subject to a Bill and Hold Order shall be referred to as "Bill-and-Hold Products." Supplier may issue an invoice to Johnson for Bill-and-Hold Products (a "Bill-and-Hold Invoice") when such Products are ready for shipment. Invoice Payment for Bill-and-Hold Products is due and payable in accordance with the Payment terms of this Agreement. The date of the issuance of the Bill-and-Hold Invoice shall be deemed to be the Delivery Date of the applicable Bill-and-Hold Units and title to and risk-of-loss in the said Bill-and-Hold Units shall pass to Johnson subject to Supplier insurance. Supplier warrants and represents that all Bill-and-Hold Products described in each

  Bill-and-Hold Invoice shall be delivered to, and stored by Supplier in, a commercially suitable indoor space that is clean and dry, secure, and segregated from other goods, in the quantity set forth in the Bill-and-Hold Invoice and in completed condition, ready for shipment. Such space shall be either at Supplier's facility or in a bonded warehouse facility leased by Supplier (in either case, the "Supplier Facility").

ARTICLE 7—INVENTORY

7.1
Raw Materials—Supplier is under no obligation to purchase raw materials beyond the requirements of accepted Purchase Orders except with respect to MOQs, Minimum Purchase Quantity ("MPQs") and reasonable levels of long-lead-time materials.

7.2
Component Parts—Supplier is under no obligation to purchase Component Parts beyond the requirements of accepted Purchase Orders except with respect to Component Parts required to be purchased consistent with 6.4 above.

7.3
Obsolete Component Parts and Stock Repurchase—In the event that a Product is cancelled, that there have been no accepted Purchase Orders for the past nine (9) months, that there are one or more Obsolete Component Parts, Supplier may, at its election, initiate a Stock Repurchase, in which event, Johnson shall issue a Purchase Order for the affected Stock. Supplier shall provide Johnson a description of the Stock, Johnson Special Items and the related costs or expenses associated with the Obsolete Component Part or the Termination, as appropriate. Johnson agrees to purchase from Supplier ("Stock Repurchase"), at Suppliers cost, plus reasonable and related overhead costs of not less than eight percent (8%) ("Overhead Costs") the following: any NCNR previously ordered, in transit or acquired by Supplier for the Products; Obsolete Component Parts; unused MinBuys; and Long-lead Components (collectively, all of these items are referred to as "Inventory"), any work-in-process, which consists of partially completed Products ("WIP") (Inventory and WIP are referred to as "Stock"). The Purchase Order, submitted in accordance with this Section 7.3, will require a Stock Repurchase of any or all of the Stock that is not able to be used within ninety (90) days after Supplier's receipt of the Purchase Order, toward satisfying other open PO's or utilized by Supplier for other of its customers.

7.4
Accessories Inventory—Supplier shall maintain a Minimum Inventory level for Accessories Products under this agreement. The Minimum Inventory level shall not be less than one—third (1/3) of the current Final Product Quarterly run rate for the previous fiscal quarter. The Parties, by mutual agreement, may modify the Minimum Accessories Inventory level at the Quarterly Meeting.

7.5
Initial Inventory—Supplier agrees to accept delivery into escrow of and to purchase from Johnson certain Component Parts inventory used in Phase A manufacturing ("Initial Inventory" which is described and priced in Exhibit B attached). The Parties agree that (1) before December 15, 2004, such date (or multiple dates, to be at Johnson's sole discretion), Johnson shall ship to Supplier Initial Inventory with documentation stating quantity and part number; (2) one week prior to shipping the Initial Inventory, or part thereof, Johnson will advise Supplier of Johnson's intent to package and to ship to Supplier's Facility, the Initial Inventory, and will give Supplier an opportunity to observe and, where appropriate, participate in the inventorying and packaging of the Component Parts and the preparation of the shipping documents detailing the shipment ("Shipping Manifests") of the Initial Inventory; (3) upon receipt of the Initial Inventory and prior to opening the shipping packages, Supplier will give Notice to the Johnson Resident Personnel of receipt of the Initial Inventory and the Johnson Resident Personnel or other suitable Johnson agent(s) shall participate in confirming that the contents of the shipping packages, after audit and inventory of the Initial Inventory, match the information contained on the Shipping Manifest(s); (4) upon confirmation that the Initial Inventory received matches the Shipping Manifest(s), and provided that the Initial Inventory is in good condition and of acceptable vintage, Supplier will send written notice to Johnson of receipt of those specific items contained in the Initial Inventory which can be used by Supplier as part of the BOM.

7.6
Secondary Inventory—Supplier agrees to accept delivery into escrow of and to purchase from Johnson certain raw Materials and Component Parts inventory used in Phase B manufacturing ("Secondary Inventory" which is described and priced in Exhibit B attached). The Parties agree that (1) before March 15, 2005, such date (or various dates) to be at the sole discretion at Johnson, Johnson shall ship to Supplier Secondary Inventory, detailed by quantity and part number, (2) one week prior to shipping, Johnson will advise Supplier of Johnson's intent to package and to ship to Supplier's Facility, the Secondary Inventory, and will give Supplier an opportunity to observe and, where appropriate, participate in the inventorying and packaging of the Component Parts and the preparation of the shipping documents detailing the shipment ("Shipping Manifests") of the Secondary Inventory; (3) upon receipt of the Secondary Inventory and prior to opening the shipping packages, Supplier will give Notice to the Johnson Resident Personnel of receipt of the Secondary Inventory and the Johnson Resident Personnel or other suitable Johnson agent(s) shall participate in confirming that the contents of the shipping packages, after audit and inventory of the Secondary Inventory, match the information contained on the Shipping Manifest(s); and (4) upon confirmation that the Secondary Inventory received matches the Shipping Manifest(s), and provided that the Secondary Inventory is in good condition and of acceptable vintage, Supplier will send written notice to Johnson of receipt of those specific items contained in the Secondary Inventory which can be used by Supplier as part of the BOM.

7.7
Inventory Escrow—After receipt and confirmation of the part numbers and quantities of the Component Parts received from Johnson as the Initial Inventory and Secondary Inventory, Supplier shall hold the Johnson supplied Initial Inventory and Secondary Inventory in escrow ("Escrow"). Upon receipt and processing of open Purchase Orders, Supplier agrees first to look to the Component Parts in Escrow from which to secure Component Parts to manufacture and to assemble the Product ("Component Parts in Escrow") (where possible, Supplier agrees to undertake reasonable efforts to attempt to implement a FIFO system to identify and use the oldest Component Parts in Escrow first). At the end of each calendar month, (1) Supplier shall account for and report to Johnson by Purchase Order, the number, agreed unit value and specific Component Parts taken from Component Parts in Escrow and used to manufacture Johnson Products shipped within the same calendar month, and (2) Johnson shall deliver to Supplier an invoice, for those Component Parts in Escrow consumed in the manufacture of the shipped Product, consistent with the terms set forth in Article 7.8. The Johnson Resident Personnel will, at least once a calendar month (and more frequently if appropriate or required), participate with Supplier to audit and cycle count the then Component Parts in Escrow to confirm that the Initial Inventory and Secondary Inventory count reconciles with the Component Parts sold from Escrow plus the Component Parts then remaining in Escrow, and, if there is a discrepancy in the audit, the Parties will reconcile the difference.

7.8
Inventory Pricing—The pricing of the Initial Inventory and Secondary Inventory shall be consistent with Supplier's material cost, which cost Supplier shall be required to evidence at Johnson's discretion. Invoices shall have forty-five (45) day payment term as regards payment due from Supplier. At no time, shall the amount invoiced to Supplier from Johnson for the Component Parts taken from Escrow exceed the actual Component Parts in Escrow used to manufacture the shipped Product. Johnson represents and warrants that such Initial Inventory and Secondary Inventory are fit for use in its Products. Johnson shall maintain title to Initial Inventory and Secondary until such Component Parts have been used by Supplier in pursuant to Article 7.7.

7.9
Security Interest in Initial Inventory—Supplier grants to Johnson, effective upon its purchase of the Initial and Secondary Inventory pursuant to Article 7.5 and 7.6, as security for Supplier's payment obligations under Article 7.8, a security interest in such Initial Inventory and the proceeds thereof, all under the Uniform Commercial Code of the State of Texas. The Security Interest secures the performance of all of Supplier's payment obligations under Article 7.8 (including any costs or other expenses incurred in enforcing same).

ARTICLE 8—TERM

8.1
Term—This Agreement shall have a term of five (5) years beginning on the Effective Date, and shall automatically be renewed thereafter for successive one-year periods at the end of the initial term and on all anniversary dates thereafter, unless sooner terminated by the Parties ("Term"). Notwithstanding the foregoing, either Party may terminate this Agreement as provided for in Article 8.2 or 8.3 below.

8.2
Termination

8.2.1
With Notice—This Agreement may be terminated at any time, without cause, by either Party upon giving the other Party at least nine (9) months prior written notice of intent to terminate.

8.2.2
Immediate—This Agreement may be terminated immediately by either Party in the event the other Party fails timely to cure an event of Default as detailed below.

8.3
Events of Default—Each of the following events shall constitute a breach of this Agreement and an event of default ("Default") for purposes of this Agreement:

8.3.1
any proceedings or acts by or against a Party which in reasonable judgment of the other Party renders the defaulting Party financially insecure with respect to its performance under this Agreement;

8.3.2
any refusal or failure of Johnson timely payment, excluding invoices or payments that are disputed in good faith by Johnson, to pay the Invoices due under this Agreement;

8.3.3
any refusal or failure of Supplier timely to deliver Products or perform the Services in accordance with the Delivery Dates;

8.3.4
any failure by either Party to perform its obligations or otherwise to satisfy the terms and conditions of this Agreement.

8.3.5
any voluntary or involuntary petition or proceeding not dismissed within thirty (30) days after bankruptcy filing, as amended, seeking any type or variation of reorganization, adjustment, or assignment for benefit of its creditors, or seeking the appointment of a trustee or a receiver, or involuntary liquidation or dissolution.

8.4
Default—If a Party commits an Event of Default (see 8.3 above) and does not cure the Default within a period of ten (10) days after receiving written notice thereof, or such longer period as the non-defaulting Party may authorize in writing, then the non-defaulting Party may, at its sole option and election, (1) give written notice to the defaulting Party, and terminate this Agreement or the applicable Purchase Order relating to the Default or (2) suspend further performance under this Agreement, including but not limited to the delivery of any Product under any outstanding Purchase Order (thereby extending the applicable Delivery Date of each open Purchase Order by the number of days shipment is delayed due to the defaulting party's failure to cure). In the event of termination of this Agreement for a Supplier Default, Johnson shall not be liable to Supplier for payment of any amount other than for the value of any outstanding and unpaid Invoices, partial shipment of Products received, and the Stock required to fulfill the Twelve Month Forecast. Termination by either Party for Default that is not timely cured shall not prejudice any claim for damages or non-performance the non-defaulting Party would otherwise have against the defaulting Party. The rights and remedies of the non-defaulting Party set forth in this Article 8.4 are not exclusive and are in addition to all other rights and remedies of the non-defaulting Party.

8.5
Upon notification of Termination:

8.5.1
the defaulting party shall protect all property in its possession in which the non-defaulting party has an interest and await the non-defaulting party's instructions with respect thereto; and

8.5.2
With respect to each existing Purchase Order, if Johnson is not in Default, Supplier shall either (i) complete, in whole or in part at Johnson's sole discretion, Supplier's obligations under this Agreement with respect to the Purchase Order, or (ii) terminate all work and commitments made under or pursuant to this Agreement with respect to such Purchase Order as quickly and effectively as possible, in which event Supplier shall provide Johnson written proof that such termination has been accomplished in a timely manner. If Supplier is in Default, Johnson shall repurchase the Stock required to fulfill the Twelve Month Forecast at the lessor of its current market value or Supplier's purchase price, payable within sixty (60) days of deliver and receipt by Johnson. If Supplier is not in Default, the Stock Repurchase shall be immediately due by Johnson to Supplier and payable with sixty (60) days following the effective date of Termination.

8.5.3
Any Initial Inventory in Escrow shall be immediately available to Johnson at Supplier's facility during normal business hours.

8.5.4
Supplier shall not be paid for any costs incurred by Supplier's Vendors or Subcontractors ("Subcontractors" means Supplier's subcontractors of any tier) as a result of such termination which Supplier could reasonably have avoided.

8.6
In the event of termination of this Agreement, Supplier shall, within ten (10) days of such termination, deliver to Johnson all Manufacturing Data which have been either furnished by Johnson or developed by Supplier in connection with Products ordered or Services rendered pursuant to this Agreement.

ARTICLE 9—WARRANTIES AND REPAIRS

9.1
Supplier warrants to Johnson that to the best of its knowledge and belief, Supplier is complying with all the Products delivered under this Agreement shall be: (i) completed in a good and workmanlike manner without defect in design, material, or workmanship; and (ii) in material conformance with this Agreement ("Product Warranty"). Supplier's Product Warranty with respect to any specific Product shall expire seventeen (17) months after the delivery of the Product.

9.2
Supplier warrants to Johnson that when Supplier is furnishing Products, goods and materials in accordance with designated plans and specifications, all such Products, goods and materials furnished meet, and perform in accordance with, the designated plans and specifications.

9.3
General Warranties—Supplier warrants to Johnson that any equipment and materials provided under this Agreement that are not expressly covered by the provisions of Article 9.1 shall be: (i) completed in a good and workmanlike manner without defect in material or workmanship; and (ii) in material conformance with this Agreement.

9.3.1
Supplier warrants to Johnson that the Services provided under this Agreement shall be: (i) completed in a good and workmanlike manner; and (ii) in material conformance with this Agreement.

9.4
Supplier's warranties under this Agreement expressly include costs for labor and materials, the return cost of transportation of the Product to the Job Site.

9.5
If any Product fails to meet any of the Warranty requirements, Johnson will notify Supplier in writing and Supplier will provide a Return Material Authorization ("RMA") number prior to Johnson returning such Product(s). Supplier will provide an RMA number within twenty-four (24) hours after receipt of Johnson's notice. Johnson will then issue a PO with a prefix of "RWK," signifying that the Product requires Warranty rework. Major Warranty problems may, at Supplier's sole determination and election, require Supplier to perform such reworks at Supplier's Dallas County site at no cost to Johnson, or at the site where the Product is located.

9.6
Supplier shall repair or replace, at its sole option, cost and expense, any Product that fails in any way to meet the Warranty, and shall commence corrective action to make good the defect or nonconformance and shall proceed to prosecute such corrective action with all due diligence. Johnson shall pay for any shipping and insurance expenses for the return of any RWK Product to Supplier, and Supplier shall pay for any shipping and insurance expenses relating to the shipment of any RWK Product to Johnson.

9.7
Supplier's warranties against defects in material or workmanship or failure to conform to this Agreement under this Article 9 shall extend to any defect or nonconformance discovered by Johnson during the applicable Warranty Period provided Supplier is given written notice of such defect before expiration of the applicable Warranty Period. When so notified by Johnson, Supplier shall immediately commence corrective action to make good the defect or nonconformance and shall proceed to prosecute such corrective action with all due diligence and at its own cost and effort until such defect or nonconformance is corrected. When notified by Johnson of a defect or nonconformance within the time period set forth in this Article 9.7, Supplier shall be responsible for correcting any defect in any Product which may appear or occur before or during the Warranty Period applicable to that Product.

9.8
Supplier's warranties set forth in this Article 9 shall apply to all corrections, repairs, replacements or renewals carried out by Supplier to satisfy its warranty obligations under this Article 9 as if such corrections, repairs, replacements and renewals had been completed prior to the expiration of the Warranty Period, provided that Johnson must notify Supplier of any defect in such correction, repair, replacement or renewal within twelve (12) months from the completion of such correction, repair, replacement or renewal.

9.9
If Supplier fails to remedy a defect within a reasonable time after Johnson's notification of same (not later then ten (10) days), Johnson may establish a reasonable deadline for Supplier to remedy the defect taking into account the time previously available to Supplier to remedy the defect. If Supplier fails to remedy the defect by such deadline, Johnson may carry out the work itself or have it carried by others by a duly trained technician at Supplier's risk and at a reasonable cost and/or expense. The costs incurred by Johnson in remedying the defect or damage shall be due to Johnson from Supplier and paid by Supplier within thirty (30) days of Supplier's receipt of an invoice from Johnson for such costs.

9.10
Neither Supplier nor its Subcontractors nor any Person under Supplier's control shall take any action which releases, voids, impairs, or waives any warranties on material or equipment that Supplier, its Subcontractors or Vendors, the manufacturer or any Person under Supplier's control procures from others. The Warranty does not apply to: (1) any defects software or firmware, or in components, parts or materials ("Material Defect") purchased from the Initial Inventory; (2) any Product which is or becomes defective solely due to Johnson's Manufacturing Data, or due to alteration or repair work by any party other than Supplier or its subcontractor ("Design Defect"), or (3) any Product which is or becomes defective solely due to misuse by Johnson or its customer ("Misuse"). Each of the foregoing is referred to herein as an "Excluded Defect." Any manufacturer's, Subcontractor's and Vendor's warranties with regard to any Product or associated equipment or materials remaining upon expiration of Supplier's applicable warranty shall be assigned and transferred to Johnson or its designee at the end of the applicable Warranty Period, and Supplier shall undertake all actions necessary to provide Johnson the benefit of such warranties; provided, however, no such warranty shall in anyway relieve Supplier from its obligations to Johnson with regard to any of Supplier's warranties under this Article 9.

9.11
Supplier shall, if requested by Johnson in writing, attempt to determine the cause of any defect or nonconformance on any Product, associated equipment or materials, or Service. If the defect or nonconformance is one for which Supplier is liable under this Article 9, then all costs of determining the cause of the defect or nonconformance shall be borne by Supplier. If the defect or nonconformance is not one for which Supplier is liable under this Article 9, the reasonable cost of determining the cause of the defect or nonconformance shall be paid by Johnson within thirty (30) days of Johnson's receipt of an invoice from Supplier. SUPPLIER MAKES NO OTHER WARRANTIES OR REPRESENTATIONS ON THE PRODUCTS, EXPRESSED, IMPLIED, OR STATUTORY OR IN ANY OTHER PROVISION OF THIS AGREEMENT OR COMMUNICATION WITH JOHNSON, AND SUPPLIER SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 10—DEFINITIONS AND INTERPRETATION

10.1
The following capitalized terms, whether in the singular or the plural or in the present or past tense, shall have the meanings set forth below whenever such terms appear in this Agreement.

10.1.1
"Affiliate" means any Person designated in writing by Johnson to Supplier from time to time.

10.1.2
"Agreement" means this Master Agreement for Products and Services composed of (i) this agreement; (ii) any Exhibits attached hereto, which Exhibits are hereby made a part hereof for all purposes; and (iii) any amendments hereto or thereto executed pursuant to the provisions of this agreement.

  10.1.3
  "Job Site" means the location specified by Johnson in the Purchase Order as the place to which Products are to be delivered, or the place at which Services are to be performed, as applicable.

  10.1.4
  [Intentional Left Blank]

  10.1.5
  "Purchase Order" means any commitment for Products or Services placed by Johnson.

  10.1.6
  "Parties" shall mean both Johnson and Supplier collectively.

  10.1.7
  "Party" means either Johnson or Supplier individually and their respective permitted substitutes, successors and assigns.

  10.1.8
  "Person" shall mean an individual, corporation, limited liability company, partnership, joint venture, unincorporated organization or any other legal entity.

  10.1.9
  "Products" means all materials, parts and products purchased by Johnson from Supplier under this Agreement.

  10.1.10
  "Services" means all services provided to Johnson by Supplier under this Agreement. Services may include, but not be limited to, design, engineering, installation, maintenance, training, development and consulting.

  10.1.11
  "Vendors" means Supplier's and its Subcontractor's vendors of any tier.

10.2
The following terms and conditions shall apply in any interpretation and construction of this Agreement.

10.2.1
This Agreement, and the legal relations between the Parties with respect to this Agreement, shall be performed, interpreted and enforced in accordance with the internal laws of the State of Texas without regard to rules concerning conflicts of law that would direct the application of the laws of any other jurisdiction, and Johnson and Supplier acknowledge and agree that the Convention on the International Sale of Goods shall not apply to this Agreement, transactions pursuant to this Agreement or the legal relations between the Parties with respect to this Agreement.

10.2.2
This Agreement supersedes and cancels all prior agreements or understandings (written or oral) between Supplier and Johnson in respect of the Products and Services to be provided by Supplier to Johnson under this Agreement and any such prior agreements or understandings shall not be used in interpreting or construing this Agreement.

10.2.3
No waiver by either Party of the performance of any provision, condition or requirement herein shall be interpreted, construed or deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein; nor shall it be interpreted, construed or deemed to be a waiver of, or in any manner release the other Party from future performance of the same provision, condition, or requirement; nor shall any delay or omission of a Party in exercising any right hereunder in any manner impair the exercise of any such right or any like right accruing to it thereafter. No waiver shall be effective unless made in writing and signed by the Party to be charged with such waiver.

10.2.4
The headings and titles of this Agreement are inserted for convenience only and shall not be deemed part thereof or be taken into consideration in the interpretation or construction of this Agreement.

10.2.5
Words importing the singular also include the plural and vice versa where the context requires.

10.2.6
Wherever in this Agreement provision is made for a communication to be "written" or "in writing" this means any hand-written, typewritten or printed communication, including telex, cable, facsimile and e-mail or other similar transmission with confirmed receipt.

10.2.7
References to day or days are references to calendar days, and unless otherwise noted, specifically include weekends, holidays, or other non-work days.

10.2.8
A reference to an Article, Section, Paragraph or Exhibit is, unless otherwise noted, to an Article, Section, Paragraph or Exhibit of or to this Agreement.

10.2.9
A reference to any agreement or document is to that agreement or document (including schedules thereto and, where applicable, any of its provisions) as amended, novated, supplemented, assigned or replaced.

10.2.10
Where an expression is defined, another part of speech or grammatical form of that expression has a corresponding meaning.

10.2.11
References to "include" and "including" shall be construed as "include, without limitation" and "including, without limitation."

10.2.12
All exhibits and schedules or descriptions referred to in this Agreement are expressly incorporated herein by reference as if set forth in full, whether or not attached hereto. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any exhibit, schedule or other documents referenced herein, the terms and conditions of this Agreement shall govern and control.

  10.2.13
  If any provision of this Agreement is held to be illegal, invalid, or unenforceable and such invalidity or unenforceability does not have a material and substantial negative impact on the rights, duties and obligations of either Party hereto (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement, and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, (i) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and as may be legal, valid, and enforceable and (ii) such illegality, invalidity or unenforceability shall not affect the validity or enforceability in that jurisdiction of any other provision of this Agreement nor the validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

  10.2.14
  This Agreement shall be considered for all purposes as prepared through the joint efforts of the Parties, and shall not be construed against one Party or the other as a result of the preparation, submittal or other event of negotiation, drafting or execution of this Agreement.

  10.2.15
  The terms and conditions of this Agreement shall determine the rights of the Parties regardless of any additional or contrary terms or conditions in any rate schedules, invoices or other documents which may flow from performance of this Agreement. Johnson expressly rejects any additional or contrary terms and conditions contained in any such document regardless of whether Johnson's signature is affixed thereto.

ARTICLE 11—CONFIDENTIALITY

11.1
All information obtained by either Party in connection with this Agreement and which is marked as confidential or proprietary to the other Party shall be maintained in confidence ("Confidential Information").

11.2
Neither Party shall disclose any Confidential Information received from the other Party or the terms of this Agreement to any third Party, other than their attorneys, accountants or consultants who have a need to know of the Confidential Information for business purposes related to the Party's performance of its obligations hereunder or its enforcement of the terms hereof. Neither Party shall disclose any Confidential Information received from the other Party to any taxing or other governmental agencies seeking the Confidential Information or to any third Party pursuant to any court order, except after having given Notice to the other Party in advance and with reasonable opportunity for the other Party to seek a protective order or otherwise to prevent or limit such disclosure.

11.3
The provisions of this Article shall not apply to any Confidential Information:

11.3.1
the disclosure of which is contrary to the provisions of this Article or is expressly authorized by the Party providing the Confidential Information; or

11.3.2
that is in the public domain through means other than unauthorized disclosure by the Party to whom it was entrusted.

11.4
Within thirty (30) days after the termination of this Agreement, both Parties shall forward to the other Party all Confidential Information belonging to the other Party, and any copies, which may be in its possession. Thereafter, both Parties shall make no further use, either directly or indirectly, of any such Confidential Information.

11.5
The only rights or licenses, which either Party may claim as being granted hereunder, are those which are expressly granted, and no rights or licenses are conveyed to either Party or to any third Party by implication, waiver or estoppel.

ARTICLE 12—RELATIONSHIP OF THE PARTIES

12.1
Supplier is, and shall at all times continue to be, an independent contractor, and any provisions of this Agreement which may appear to give Johnson the right to direct Supplier as to details of performing any Services, or to exercise a measure of control over Supplier's performance of the Services, shall be interpreted to mean that Supplier will follow the instructions of Johnson with respect to the results of the Services achieved only and not in the means whereby the Services are to be accomplished. Supplier shall have complete and authoritative control as to the details of performing the Services.

12.2
This Agreement is a contractual relationship. This Agreement is not intended to create, nor shall it be construed as creating, a partnership, joint venture or any other type of legal entity.

ARTICLE 13—WORK PRODUCT

13.1
All work product developed by Supplier under this Agreement, including but not limited to designs, technical data, reports, blueprints, drawings and customized tooling and dies, shall be Johnson's sole property, and may be used in any manner Johnson deems appropriate. Any and all work product shall be turned over to Johnson upon request or upon completion or termination of this Agreement. Supplier will hold the same in confidence and neither disclose the same to others nor use the same for any purpose other than the performance of this Agreement.

13.2
All inventions, discoveries, and improvements, patentable and unpatentable, that are made or conceived by Supplier's personnel to the extent arising out of the performance of this Agreement and made or conceived solely and specifically for the benefit of Johnson, including all patent rights therein and all copyrights in materials related thereto, both domestic and foreign, shall belong to, and shall be assigned by such personnel to Johnson or its designee. Supplier and/or Supplier's personnel shall promptly and fully disclose all such inventions, discoveries and improvements to Johnson and shall cooperate with Johnson or its nominee as may be reasonably required in order to obtain patent protection therefor, including the signing of assignments of inventions and patent rights therein, and the signing of any property affidavits, declarations, patent applications and the like. The general preparation and prosecution of patent applications shall be handled by Johnson or its nominee, at Johnson's own expense; provided, however, Supplier and/or Supplier's personnel shall be made available by Supplier to be consulted on any technical issues that may arise.

ARTICLE 14—FORCE MAJEURE

14.1
In the event of either Party hereto is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than to make payments when due hereunder, it is agreed that upon such Party giving notice and full particulars of such Force Majeure in writing to the other Party as soon as possible after the occurrence of the cause relied on, then the obligations of the Party giving such notice, so far as they are affected by such Force Majeure, and any corresponding obligations of the other Party, shall be suspended during the continuance of any inability caused by such Force Majeure, but for no longer period, and such Force Majeure shall as far as possible be remedied with all reasonable and diligent dispatch by the Party claiming Force Majeure in order to put itself in a position to carry out its obligations under this Agreement. The term "Force Majeure" shall mean any event or circumstance beyond the reasonable control of the Party claiming Force Majeure, and which by exercise of due foresight such Party could not reasonably have been expected to avoid and which the Party is unable to overcome by the exercise of due diligence, including but not necessarily limited to, any act of God, any act or omission of any government authority not caused by the act or omission of the Party claiming Force Majeure, explosions, fire, riot, war and natural disasters.

14.2
If an event of Force Majeure diminishes the quantity of available Products, Supplier shall provide Johnson with at least that portion of the Products available to Supplier that Johnson would receive under a fair and equitable allocation among Johnson and Supplier's other customers with written contracts.

ARTICLE 15—DAMAGES AND LIMITATION OF LIABILITY

15.1
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER SUPPLIER NOR JOHNSON, NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, OR AGENTS SHALL BE LIABLE FOR LOSSES CONSTITUTING TREBLE, EXEMPLARY, OR PUNITIVE DAMAGES.

ARTICLE 16—COMPLIANCE WITH LAW, SAFETY REQUIREMENTS AND POLICIES

16.1
Supplier covenants that it will fully comply with:

(a)
laws pertaining to the employment of Supplier's employees, including laws prohibiting forced or indentured labor and child labor laws, payment of all federal, state and local taxes or contributions and making all required withholdings;

(b)
laws relating to the training, health and safety of the Supplier's employees including all regulations and standards promulgated under the Occupational Safety and Health Act of 1970, as amended;

(c)
laws relating to the protection of the environment including those related to the transportation or disposal of waste and the transportation, use or disposal of hazardous or toxic substances;

(d)
laws relating to the import or export of Products and associated goods, equipment and materials; and

(e)
the following provisions contained in the Code of Federal Regulations (including any revision and redesignation thereof) which are incorporated herein by reference: 41 C.F.R. § 60 - 1.8 (Certification of Non-Segregated Facilities); 48 C.F.R. § 52.203-6 (Subcontractor Sales to Government); 48 C.F.R. §§ 52.219-8 and 52.219-9 (Utilization of Small and Disadvantaged Business Concerns); 48 C.F.R. § 52.219-13 (Utilization of Women-Owned Business Concerns); 48 C.F.R. §§ 22.804-1 and 52.222-26 and 41 C.F.R. § 60-1.4 (Equal Opportunity); 48 C.F.R. §§

    52.222-35 and 52.222-37 and 41 C.F.R. § 60-250.4 (Disabled and Vietnam Era Veterans); 48 C.F.R. § 52.222-36 and 41 C.F.R. § 60-741.4 (Handicapped Workers); 48 C.F.R. § 52.223-2 (Clean Air and Water); 48 C.F.R. § 52.223-3 (Hazardous Material Identification and Material Safety Data); all other applicable sections contained in 41 C.F.R. Chapter 60. Supplier also agrees (i) that no portion of the work required by this Agreement will be performed in a facility listed on the Environmental Protection Agency List of Violating Facilities on the date when this Agreement was awarded unless and until the EPA eliminates the name of such facility or facilities from such listing and (ii) to insert the substance of the provisions of this paragraph into any nonexempt subcontract or purchase order as required.

16.2
Supplier further certifies and agrees that none of its employees, or the employees of its Subcontractors, who perform services under this Agreement are unauthorized aliens as defined in the Immigration Reform and Control Act of 1986 ("IRCA"), and Supplier, if not an individual, shall defend, indemnify and hold Johnson harmless from any and all liability incurred by or sought to be imposed on Johnson as a result of Supplier's failure to comply with this certification. Supplier further agrees to obtain a certification from its Subcontractors performing work related to this Agreement that none of their employees are unauthorized aliens as defined by the IRCA and that such Subcontractors comply with the statute.

16.3
Supplier agrees to fully comply with all safety and security policies and procedures of Johnson which are delivered or communicated to Supplier.

16.4
Supplier certifies and agrees that its facility is a bonded warehouse facility leased or owned by Supplier.

16.5
Supplier shall comply with all applicable federal, state and local laws, regulations and codes in effect (as of the date of performance) in carrying out their obligations under this Agreement.

ARTICLE 17—INDEMNITIES

17.1
Supplier's Indemnities: Supplier hereby agrees to defend, indemnify and hold harmless Johnson, its Affiliates, Johnson Contractors and its and their partners, co-owners joint venturers, officers, directors, agents, employees and invitees (wherever Johnson is referred to in this Section 17, such reference shall include such other parties) from and against the following:

17.1.1
All liability, costs, expenses, damages, claims, suits and demands (hereinafter collectively referred to in Sections 17.1 and 17.2 as "Claims") (whether or not there be any basis in law or in fact for same) arising out of or related to injury to, illness or death of any person (including but not limited to bodily injury, illness, disease, death, and loss of services and wages) or loss of or damage to any property (collectively, "Losses"), occurring in connection with the performance or nonperformance of this Agreement, to the extent of Supplier's fault, liability without fault or negligence;

17.1.3
SUPPLIER'S EMPLOYEES, AGENTS AND PROPERTY: ALL CLAIMS (WHETHER OR NOT THERE BE ANY BASIS IN LAW OR IN FACT FOR SAME) ARISING OUT OF OR RELATED TO INJURY TO ANY EMPLOYEE OR AGENT OF SUPPLIER OR ANY OF SUPPLIER'S SUBCONTRACTORS OR VENDORS (INCLUDING BUT NOT LIMITED TO BODILY INJURY, ILLNESS, DISEASE, DEATH, AND LOSS OF SERVICES AND WAGES) OR LOSS OF OR DAMAGE TO ANY PROPERTY OF SUPPLIER, ANY OF ITS SUBCONTRACTORS OR ANY OF THEIR EMPLOYEES OR AGENTS, OCCURRING IN CONNECTION WITH THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT. THIS INDEMNITY SHALL APPLY WHETHER OR NOT JOHNSON WAS OR IS CLAIMED TO BE PASSIVELY, ACTIVELY, SOLELY, JOINTLY OR CONCURRENTLY NEGLIGENT AND REGARDLESS OF WHETHER LIABILITY WITHOUT FAULT IS IMPOSED OR SOUGHT TO BE IMPOSED ON JOHNSON. SUPPLIER SHALL DEFEND ANY AND ALL SUCH CLAIMS AT ITS SOLE EXPENSE AND SHALL BEAR ALL OTHER COSTS AND EXPENSES RELATED THERETO, BUT MAY INVESTIGATE, NEGOTIATE AND SETTLE ANY SUCH CLAIM AS IT DEEMS EXPEDIENT;

17.1.4
All Claims pertaining to liens connected with Supplier's performance of this Agreement;

17.1.5
All Claims arising out of Supplier's, its Subcontractors' or any of their respective employee's or agent's noncompliance with any applicable statutes, ordinances, codes, rules, regulations, and standards (including Johnson's safety and security regulations and procedures) applicable to the performance of this Agreement; and,

17.1.6
All Claims of infringement or contributory infringement of any patent, copyright or trademark, or violation of any trade secret, arising out of Supplier's performance of this Agreement.

  The liability of Supplier under the defense, indemnity and hold harmless provisions of this Agreement, or otherwise at law, shall not be limited to or by the insurance Supplier maintains in connection with this Agreement.

17.2
The indemnities set forth in this Agreement cover recovery of all expenses which may be incurred by the indemnitee including attorney's fees and costs. The indemnities set forth in this agreement are limited to the extent necessary to comply with any applicable state or federal law and this Agreement is deemed to be amended so as to comply with those laws to the extent their requirements are at variance with these terms and conditions.

17.3
Notwithstanding anything to the contrary, in no event shall either Party be liable to the other Party, under this Agreement or otherwise, for any special, collateral, indirect, exemplary, incidental or consequential damages, including without limitation, any damage for loss of goodwill, loss of profits, or loss of use; provided, however, that a party may recover from the other party all costs, expenses or damages (including any special, collateral, indirect, exemplary, incidental or consequential damages, including without limitation, any damage for loss of goodwill, loss of profits, or loss of use) paid or owed to any third party in settlement or satisfaction of claims to the extent such amounts are incorporated in claims of such third party for which such other party is otherwise responsible to indemnify the recovering party under this Agreement. This limitation will apply even if either Party has been advised of the possibility of such damages. Provided, however, that this section shall not limit any Party's right to contribution/indemnification from successful claims of third Parties (including any special, collateral, indirect, exemplary, incidental or consequential damages, including without limitation, any damage for loss of goodwill, loss of profits, or loss of use).

17.3
Notwithstanding anything in this Agreement to the contrary, in the event that any Claims or Losses are made or arise, then the Parties agree that responsibility for such Claims or Losses shall be proportionate between them in consideration of their respective responsibility and the respective percentages of defect/failure with respect to each element of the defect(s). For example, if it is found that fifty percent (50%) of a Loss is attributed to Supplier and fifty percent (50%) of such Loss is attributable to Johnson then each Party shall be responsible for fifty percent (50%) of such Losses.

ARTICLE 18—INSURANCE

Supplier agrees to procure and maintain, and to require its Subcontractors to procure and maintain, insurance coverage in the kinds and amounts and with the terms and conditions as set forth in Exhibit C. All Supplier's insurance policies shall name the Johnson as an additional insured, and all casualty insurance or business interruption insurance policies shall name Johnson as a loss payee.

ARTICLE 19—PROHIBITED PAYMENTS

19.1
Supplier shall comply with, and shall cause its Affiliates, Subcontractors and Vendors to comply with, all laws, rules and regulations that are or may be applicable to its or its Affiliates', Subcontractors' or Vendors' activities in connection with this Agreement and the provision of Products and Services hereunder (including, without limitation, all laws applicable to Supplier relating to improper or illegal payments, gifts, or gratuities). In any event, Supplier agrees not to, and to cause its Affiliates, Subcontractors and Vendors not to, offer, pay, or authorize the offer or payment of any money or anything of value, directly or indirectly to any Person (whether a governmental official or private individual) for the purpose of illegally or improperly influencing an act or decision of an official of any government in his/her official capacity or inducing him or her to use his or her influence with that government to take any action favorable to Supplier or Johnson, or any of their respective Affiliates, Subcontractors and Vendors or any of Johnson's projects. Likewise, Supplier agrees not to, and to cause its Affiliates, Subcontractors and Vendors not to, make, offer or authorize any payment to any government agency, political party or political candidate for the purpose of influencing any official act or decision, or inducing such Person to use any influence with that government with respect to Supplier or Johnson, or any of their respective Affiliates, Subcontractors and Vendors or any of Johnson's projects. In addition, Supplier acknowledges that Johnson, its Affiliates and the Johnson Contractors are subject to the U.S. Foreign Corrupt Practices Act, as amended from time to time (the "FCPA"), Supplier agrees that it and its Affiliates will take any action, or fail to take any action, when Supplier knows, has reason to know or suspects that such act or failure to act would subject Johnson, its Affiliates or any Johnson Contractor or any of their respective Affiliates to liability under the FCPA or the laws of any applicable jurisdiction dealing with improper or prohibited payments as described in this Article 19.2. IN ADDITION TO ANY OTHER REMEDIES UNDER THIS AGREEMENT, SUPPLIER SHALL DEFEND, INDEMNIFY AND HOLD JOHNSON, ITS AFFILIATES OR ANY JOHNSON CONTRACTOR OR ANY OF THEIR RESPECTIVE AFFILIATES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS, LOSSES, DAMAGES, LIABILITIES, EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES AND DISBURSEMENTS), PENALTIES, FINES OR COSTS OF WHATEVER NATURE ARISING OUT OF OR CONNECTED WITH BREACH OF THIS ARTICLE 19.2.

ARTICLE 20—MISCELLANEOUS

20.1
This Agreement and the covenants, obligations, undertakings, rights and benefits set forth herein shall be binding on and inure to the benefit of the Parties and their respective authorized successors and assigns. Neither Party hereto may assign its interest herein without the consent of the other Party, which consent will not be unreasonably withheld; but no such consent to assignment shall relieve the assignor of any liability hereunder unless otherwise agreed in writing by the

  other Party. If any Party reasonably withhold consent            No assignment of this Agreement shall affect or bind the other Party until it shall have been furnished with an original executed or certified copy of the assignment instrument.

20.2
The provisions of this Agreement covering warranty, confidentiality, indemnity, insurance and alternative dispute resolution (found within Articles 9, 11, 17, 18 and 21 respectively) are continuing obligations which shall survive completion and acceptance of the Products and Services or the termination of this Agreement, howsoever brought about.

20.3
Supplier shall keep Johnson's premises and the Products free of all mechanic's and materialmen's liens, claims and encumbrances arising from Supplier's actions or inactions. Supplier agrees that, if requested to do so by Johnson, final payment for Products and Services under this Agreement shall not become due and payable to Supplier until Supplier shall deliver to Johnson satisfactory releases, satisfactions or waivers of all mechanic's and materialmen's liens, claims and encumbrances connected with the Products supplied by Supplier or Supplier's performance of Services under this Agreement. Final payment to Supplier shall not relieve Supplier of its obligation to discharge any lien filed before or after Supplier is paid for Products or Services under this Agreement.

20.4
This Agreement may be amended or modified only by a written agreement executed by both Parties that expressly amends or modifies this Agreement.

20.5
All applicable documentation will be in English language.

ARTICLE 21—ALTERNATIVE DISPUTE RESOLUTION

21.1
Except as provided for in Article 21.2, any claim controversy or dispute arising out of, relating to, or in connection with this Agreement, including the interpretation, validity, termination or breach thereof, shall be resolved solely in accordance with the Alternative Dispute Resolution procedure set forth in Exhibit D attached hereto. Supplier's and Johnson's agreement to resolve any claim, controversy or dispute in accordance with the provisions of Exhibit D shall survive the expiration or termination of this Agreement.

21.2
The Parties hereto covenant that they shall not resort to court remedies except as provided for in Exhibit D or for preliminary relief in aid of arbitration. A Party who fails to comply with the terms and conditions set forth in Exhibit D or Article 21.1 or violates the covenants in this Article 21.2 shall pay all the legal costs incurred by the other Party in connection with the enforcement thereof.

ARTICLE 22—NOTICE

Wherever in this Agreement provision is made for the giving of notice, consent or approval by any Person, such "Notice" shall be sufficient only when delivered personally by confirmed facsimile, by a major commercial rapid delivery courier service or mailed by certified mail, return receipt requested. Notices to the Parties shall be sent to the Parties below at the address indicated or to such other address as may be directed in writing by the Party seeking to receive Notice. Notice is deemed to be effective ("Effective Date") (i) if by certified mail or courier when received on the date "signed for" by a representative of the receiving Party; and (ii) if by confirmed facsimile when received at the time sent or the next working day if such time is not during normal business hours, which shall be 8 am to 5 pm, Central Standard Time, Monday through Friday, recognized national holidays excepted. If multiple Notices are sent, the first such Notice confirmed by any method above shall establish the Effective Date.

If to Johnson:	E.F. Johnson Company Attn: Director, Outsourcing 1440 Corporate Drive Irving, TX 75038 Facsimile: 972-819-0639

        Invoices shall be sent to the address as directed in the Purchase Order.

If to Supplier:

        Purchase Orders shall be directed as follows to:

or at such other address as either Party shall designate by written notice to the other. Either Party may change its address or facsimile number by giving notice of such change in accordance with herewith.

ARTICLE 23—ACKNOWLEDGMENT

Each Of The Parties Hereto Specifically Acknowledges And Agrees (1) That It Has A Duty To Read This Agreement And That It Is Charged With Notice And Knowledge Of The Terms Hereof, And (2) That It Has In Fact Read This Agreement And Is Fully Informed And Has Full Notice And Knowledge Of The Terms, Conditions And Effects Of This Agreement. Each Party Hereto Further Agrees That It Will Not Contest The Validity Or Enforceability Of Any Such Provisions Of This

Agreement On The Basis That The Party Had No Notice Or Knowledge Of Such Provisions Or That Such Provisions Are Not "Conspicuous".

This Agreement may be executed in multiple counterparts (including facsimile signatures), each of which will be an original instrument, and all of which will constitute the Agreement which is effective as of the Effective Date and is executed as of the date indicated below each signature.

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        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year set forth below.

E.F. Johnson Company	McDonald Technologies International, Inc.
Johnson:	SUPPLIER:
By: /s/ Massoud Safavi (Signature)	By: /s/ Pip Sivakumar (Signature)
(Printed/Typed Name)	(Printed/Typed Name)
(Title)	(Title)
May 14, 2004 (Date)	May 14, 2004 (Date)
Supplier's Legal Status:

        Supplier is a                        formed under the laws of, and in good standing in,                        .

Supplier's Taxpayer Identification Number or Social Security Number:

Supplier's CORPORATE ADDRESS:
(Street)
(Box)
(City/State/Zip Code)
(Telephone Number)
Supplier's State License No. (where required by state law):

        The following attached exhibits, as may be modified from time to time, are attached to this Agreement and are incorporated by reference:

        Exhibit A Initial Purchase Prices

        Exhibit B Initial Inventory

        Exhibit C Insurance

        Exhibit D Arbitration Provisions

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  Exhibit 10.16